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                                                                 EXHIBIT 11
                  The Advest Group, Inc. and Subsidiaries
                Computation of Net Income Per Common Share

                          For the quarters ended  For the six months ended
                                    March 31,            March 31,
- --------------------------------------------------------------------------
                                         Assuming               Assuming
                                           Full                   Full
In thousands,                Primary     Dilution    Primary     Dilution
except per                   -------     --------    -------    ---------
share amounts              1996    1995   1996      1996   1995   1996
- --------------------------------------------------------------------------
Net income                 $3,517   $163  $3,517   $6,649 $1,021  $6,649

Interest on convertible
debentures outstanding
during the period,net
of tax and other related
expenses                     --      --     166      --     --      --
                           ------    ----    ---    ------  ------ ------

Net income applicable to
   common stock and other
   dilutive securities     $3,517 $  163  $3.683   $6,649 $1,021  $7,065
                            =====   =====  =====    =====  =====  ======

Average number of common shares
   outstanding during the
   period                   8,425  8,537   8,425    8,409  8,542   8,409

Additional shares assuming:
   Exercise of stock options  320    184     329      348    176     360
   Conversion of
   debentures                --     --     1,515      --      --   1,515
                            ----   -----   -----    ------  -----  -----

Average number of common and
   common equivalent shares used
   to calculate net income per
   common share             8,745  8,721  10,269    8,757  8,718  10,284
                            =====  =====   =====    =====  =====  ======

Net ncome per common and common
   equivalent share      $    .40$  .02    $  36 $    .76 $  .12$    .69
                         ========  =====    ===== =======  =============

* For the quarter and six months ended March 31, 1995, primary and fully diluted net income per common share are equal.
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